                                             Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Announces Second Quarter 2022 Results
•GAAP and adjusted EPS for the quarter of $0.29 and $0.32 per diluted share, respectively
•Revenue increased 27% sequentially due to strong customer demand
•Adjusted EBITDA increased 77% sequentially
•Oil & Gas segment contribution margin increased 73% sequentially
•Industrial & Specialty Products segment contribution margin increased 21% sequentially
•Repurchased $100 million of debt at a discount to par using cash on hand in July

Katy, Texas, July 29, 2022 – U.S. Silica Holdings, Inc. (NYSE: SLCA) (the “Company”), a diversified industrial minerals company and the leading last-mile logistics provider to the oil and gas industry, today announced net income of $22.9 million, or $0.29 per diluted share, for the second quarter ended June 30, 2022. The second quarter results were negatively impacted by $2.4 million pre-tax, or $0.03 per diluted share after-tax, of charges primarily related to merger and acquisition related expense and facility closure costs, resulting in adjusted EPS (a non-GAAP measure) of $0.32 per diluted share.
These results compared with a net loss of $8.4 million, or $0.11 per diluted share, for the first quarter of 2022, which were negatively impacted by $9.4 million pre-tax, or $0.09 per diluted share after-tax, of charges primarily related to a supplier contract termination and merger and acquisition related expenses, resulting in an adjusted loss of $0.02 per diluted share.
Bryan Shinn, Chief Executive Officer, commented, "We delivered an exceptional second quarter with outstanding sales volume, revenue, earnings and cash generation across the company. By capitalizing on the strength in our underlying markets and improved operational efficiencies, we generated a 77% sequential increase in adjusted EBITDA, and $88 million of cash flow from operations. We continued to experience robust customer demand during the quarter and implemented numerous price increases and surcharges across both business units to fight inflationary impacts. In addition, I am extremely proud of our organization's execution during the second quarter as we creatively improved international logistics performance, increased plant outputs and delivered world class safety performance.

“In our Oil & Gas segment, the supply and demand balance in the sand and last mile logistics market remains very tight and we were effectively sold out due to strong well completion demand, particularly in West Texas. During the second quarter, we took advantage of operational efficiency gains at key mine sites to maximize production and our sand and SandBox sales prices and margins continued to move higher. Given the expectation for a multi-year energy up cycle, customers have been determined to secure sand supply and are signing attractive multi-year contracts, including paying cash up front.

“In our Industrial & Specialty Products segment, demand remained strong across end market segments. The transitory seasonal issues we experienced in the first quarter were resolved and we realized a very strong rebound in the second quarter, driven by price increases and surcharges across all major product lines to combat inflation, improved product mix, and greater operational efficiencies from initiatives such as leveraging alternate shipping ports and packaging automation.

"During the first half of 2022, our businesses generated significant profitability and levels of free cash flow that afforded us the ability to opportunistically repurchase $100 million of debt at a discount to par using cash on hand earlier this month. Given that we expect continued meaningful free cash flow generation in the second half of 2022, we anticipate further reductions in our net debt, and are forecasting continued positive momentum in the third quarter.”

Second Quarter 2022 Highlights
Total Company
•Revenue of $388.5 million for the second quarter of 2022 increased 27% compared with $304.9 million in the first quarter of 2022 and increased 22% when compared with the second quarter of 2021.
•Overall tons sold of 4.652 million for the second quarter of 2022 increased 13% compared with 4.134 million tons sold in the first quarter of 2022 and increased 13% when compared with the second quarter of 2021.
•Contribution margin of $123.3 million for the second quarter of 2022 increased 49% compared with $82.6 million in the first quarter of 2022 and increased 55% when compared with the second quarter of 2021 after excluding the $48.9 million customer settlement.
•Adjusted EBITDA of $93.8 million for the second quarter of 2022 increased 77% compared with $52.9 million in the first quarter of 2022 and increased 72% when compared with the second quarter of 2021 after excluding the $48.9 million customer settlement.

Oil & Gas
•Revenue of $244.2 million for the second quarter of 2022 increased 39% when compared with $176.2 million in the first quarter of 2022 and increased 26% when compared with the second quarter of 2021.
•Tons sold of 3.528 million for the second quarter of 2022 increased 15% compared with 3.060 million tons sold in the first quarter of 2022 and increased 17% when compared with the second quarter of 2021.
•Segment contribution margin of $77.4 million, or $21.93 per ton, increased 73% when compared with $44.8 million in the first quarter of 2022 and increased 129% when compared with the second quarter of 2021 after excluding the $48.9 million customer settlement.

Industrial & Specialty Products (ISP)
•Revenue of $144.3 million for the second quarter of 2022 increased 12% compared with $128.6 million in the first quarter of 2022 and increased 16% when compared with the second quarter of 2021.
•Tons sold of 1.124 million for the second quarter of 2022 increased 5% when compared with 1.074 million tons sold in the first quarter of 2022 and increased 4% when compared with the second quarter of 2021.
•Segment contribution margin of $45.9 million, or $40.85 per ton, for the second quarter of 2022 increased 21% compared with $37.8 million in the first quarter of 2022 and was flat when compared with the second quarter of 2021.

Capital Update
As of June 30, 2022, the Company had $312.4 million in cash and cash equivalents and total debt was $1.205 billion. The Company's $100.0 million Revolver had zero drawn, with $21.6 million allocated for letters of credit, and availability of $78.4 million. During the second quarter of 2022, the Company generated $88.1 million in cash flow from operations and capital expenditures in the second quarter totaled $10.5 million.

Outlook and Guidance
Looking forward to the third quarter and second half of 2022, the Company's two business segments remain well positioned for growth in their respective markets. The Company has a strong portfolio of industrial and specialty products that serve numerous essential, high growth and attractive end markets, supported by a robust pipeline of new products under development, as well as growth in its underlying base business and pricing increases and surcharges to continue to fight inflationary impacts.
The oil and gas industry is progressing through what is anticipated to be a multi-year growth cycle. Strength in both WTI crude oil and natural gas prices are promising for an active well completions environment throughout the second half of 2022 and into 2023.
The Company remains focused on generating free cash flow and de-levering the balance sheet and intends on being operating cash flow positive in 2022, keeping an estimated $40-$60 million of capital expenditures within operating cash flow.
Conference Call
U.S. Silica will host a conference call for investors today, July 29, 2022 at 7:30 a.m. Central Time to discuss these results. Hosting the call will be Bryan Shinn, Chief Executive Officer and Don Merril, Executive Vice President and Chief Financial Officer. Investors are invited to listen to a live webcast of the conference call by visiting the "Investors- Events & Presentations" section of the Company's website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13731716. The replay will be available through August 29, 2022.
About U.S. Silica
U.S. Silica Holdings, Inc. is a global performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry and in a wide range of industrial applications. Over its 122-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 600 diversified products to customers across our end markets. U.S. Silica's wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company has 28 operating mines and processing facilities and is headquartered in Katy, Texas.

Forward-looking Statements
This second quarter 2022 earnings release, as well as other statements we make, contain "forward-looking statements" within the meaning of the federal securities laws - that is, statements about the future, not about past events. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "will," "should," "could," "can have," "likely" and other words and terms of similar meaning. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica's growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, technological innovations, the impacts of COVID-19 on the Company's operations, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are global economic conditions; the effect of the COVID-19 pandemic on markets the Company serves; supply chain and logistics constraints for our company and our customers, fluctuations in demand for commercial silica, diatomaceous earth, perlite, clay and cellulose; fluctuations in demand for frac sand or the development of either effective alternative proppants or new processes to replace hydraulic fracturing; the entry of competitors into our marketplace; changes in production spending by companies in the oil and gas industry and changes in the level of oil and natural gas exploration and development; changes in oil and gas inventories; general economic, political and business conditions in key regions of the world; pricing pressure; cost inflation; weather and seasonal factors; the cyclical nature of our customers' business; our inability to meet our financial and performance targets and other forecasts or expectations; our substantial indebtedness and pension obligations, including restrictions on our operations imposed by our indebtedness; operational modifications, delays or cancellations; prices for electricity, natural gas and diesel fuel; our ability to maintain our transportation network; changes in government regulations and regulatory requirements, including those related to mining, explosives, chemicals, and oil and gas production; silica-related health issues and corresponding litigation; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. The forward-looking statements speak only as of the date hereof, and we disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Total sales	$388,513	$304,887	$317,301
Total cost of sales (excluding depreciation, depletion and amortization)	268,896	226,869	192,955
Operating expenses:
Selling, general and administrative	34,817	40,110	27,509
Depreciation, depletion and amortization	34,715	37,749	41,165
Goodwill and other asset impairments	—	—	—
Total operating expenses	69,532	77,859	68,674
Operating income	50,085	159	55,672
Other (expense) income:
Interest expense	(17,430)	(17,173)	(17,918)
Other income (expense), net, including interest income	2,099	1,531	(186)
Total other expense	(15,331)	(15,642)	(18,104)
Income (loss) before income taxes	34,754	(15,483)	37,568
Income tax (expense) benefit	(11,919)	6,969	(11,666)
Net income (loss)	$22,835	$(8,514)	$25,902
Less: Net loss attributable to non-controlling interest	(73)	(121)	(126)
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$22,908	$(8,393)	$26,028

Earnings (loss) per share attributable to U.S. Silica Holdings, Inc.:
Basic	$0.30	$(0.11)	$0.35
Diluted	$0.29	$(0.11)	$0.34
Weighted average shares outstanding:
Basic	75,508	75,240	74,339
Diluted	77,966	75,240	76,136
Dividends declared per share	$—	$—	$—

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; dollars in thousands)

	June 30, 2022	December 31, 2021

ASSETS
Current Assets:
Cash and cash equivalents	$312,379	$239,425
Accounts receivable, net	225,110	202,759
Inventories, net	133,371	115,713
Prepaid expenses and other current assets	13,393	18,018
Total current assets	684,253	575,915
Property, plant and mine development, net	1,208,738	1,258,646
Lease right-of-use assets	46,138	42,241
Goodwill	185,649	185,649
Intangible assets, net	145,484	150,054
Other assets	8,849	7,095
Total assets	$2,279,111	$2,219,600
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$200,945	$167,670
Current portion of operating lease liabilities	16,843	14,469
Current portion of long-term debt	14,232	18,285
Current portion of deferred revenue	14,131	4,247
Income tax payable	2,177	1,200
Total current liabilities	248,328	205,871
Long-term debt, net	1,190,327	1,193,135
Deferred revenue	22,151	16,494
Liability for pension and other post-retirement benefits	31,974	32,935
Deferred income taxes, net	46,569	44,774
Operating lease liabilities	71,161	75,130
Other long-term liabilities	34,167	37,178
Total liabilities	1,644,677	1,605,517
Stockholders’ Equity:
Preferred stock	—	—
Common stock	852	845
Additional paid-in capital	1,226,484	1,218,575
Retained deficit	(414,745)	(429,260)
Treasury stock, at cost	(186,826)	(186,294)
Accumulated other comprehensive (loss) income	(281)	349
Total U.S. Silica Holdings, Inc. stockholders’ equity	625,484	604,215
Non-controlling interest	8,950	9,868
Total stockholders' equity	634,434	614,083
Total liabilities and stockholders’ equity	$2,279,111	$2,219,600

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes selling, general, and administrative costs, corporate costs, plant capacity expenses, and facility closure costs.
The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to segment contribution margin.

(All amounts in thousands)	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Sales:
Oil & Gas Proppants	$244,246	$176,244	$193,298
Industrial & Specialty Products	144,267	128,643	124,003
Total sales	388,513	304,887	317,301
Segment contribution margin:
Oil & Gas Proppants	77,353	44,753	82,676
Industrial & Specialty Products	45,915	37,834	45,939
Total segment contribution margin	123,268	82,587	128,615
Operating activities excluded from segment cost of sales	(3,651)	(4,569)	(4,269)
Selling, general and administrative	(34,817)	(40,110)	(27,509)
Depreciation, depletion and amortization	(34,715)	(37,749)	(41,165)
Interest expense	(17,430)	(17,173)	(17,918)
Other income (expense), net, including interest income	2,099	1,531	(186)
Income tax (expense) benefit	(11,919)	6,969	(11,666)
Net income (loss)	$22,835	$(8,514)	$25,902
Less: Net loss attributable to non-controlling interest	(73)	(121)	(126)
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$22,908	$(8,393)	$26,028

Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income (loss) as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.
The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$22,908	$(8,393)	$26,028
Total interest expense, net of interest income	17,278	17,153	17,902
Provision for taxes	11,919	(6,969)	11,666
Total depreciation, depletion and amortization expenses	34,715	37,749	41,165
EBITDA	86,820	39,540	96,761
Non-cash incentive compensation (1)	5,295	4,657	3,954
Post-employment expenses (excluding service costs) (2)	(744)	(701)	363
Merger and acquisition related expenses (3)	2,089	1,868	109
Plant capacity expansion expenses (4)	49	46	19
Contract termination expenses (5)	—	6,500	—
Business optimization projects (6)	—	11	4
Facility closure costs (7)	440	490	490
Other adjustments allowable under the Credit Agreement (8)	(163)	492	1,586
Adjusted EBITDA	$93,786	$52,903	$103,286

(1)	Reflects equity-based and other equity-related compensation expense.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance because these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.
(3)	Merger and acquisition related expenses include legal fees, professional fees, bank fees, severance costs, and other employee related costs. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.
(4)	Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $5 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future if we continue to pursue future plant capacity expansion.
(5)	Reflects contract termination expenses related to strategically exiting a supplier service contract. While these expenses are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future as we continue to strategically evaluate our contracts.
(6)	Reflects costs incurred related to business optimization projects within our corporate center, which aim to measure and improve the efficiency, productivity and performance of our organization. While these costs are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses may recur in the future.
(7)	Reflects costs incurred related to idled sand facilities and closed corporate offices, including severance costs and remaining contracted costs such as office lease costs, maintenance, and utilities. While these costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses may recur in the future.
(8)	Reflects miscellaneous adjustments permitted under the Credit Agreement, such as recruiting fees and relocation costs. The three and six months ended June 30, 2022 also included costs related to weather events and supplier and logistical issues of $0.9 million, severance restructuring of $0.2 million, an adjustment to non-controlling interest of $0.3 million, partially offset by proceeds of the sale of assets of $1.0 million. The three and six months ended June 30, 2021 also included $1.8 million related to expenses incurred with severe winter storms during the first quarter, costs related to a power interruption at a plant location of $0.5 million, partially offset by $0.1 million for a measurement period adjustment related to the Arrows Up bargain purchase.

U.S. Silica Holdings, Inc.
Investor Contact
Patricia Gil
Vice President, Investor Relations
(281) 505-6011
gil@ussilica.com